Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES RECORD ANNUAL EARNINGS OF $1.80 PER DILUTED SHARE, UP 19.2% FROM 2007; DECLARES CASH DIVIDEND

NORWICH, NY (January 26, 2009) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the year ended December 31, 2008 was $58.4 million, up $8.1 million, or 15.9%, from net income of $50.3 million reported in 2007.  Net income per diluted share for the year ended December 31, 2008 was $1.80 per share, compared with $1.51 per share for 2007.  Return on average assets and return on average equity were 1.11% and 14.16%, respectively, for the year ended December 31, 2008, compared with 0.98% and 12.60%, respectively, for 2007.

Net income for the three months ended December 31, 2008 was $14.9 million, up $5.9 million, or 65.8%, from net income of $9.0 million reported for the same period in 2007.  Net income per diluted share for the three months ended December 31, 2008 was $0.45 per share, compared with $0.28 per share for the same period in 2007.  Return on average assets and return on average equity were 1.11% and 13.88%, respectively, for the three months ended December 31, 2008, compared with 0.69% and 9.06%, respectively, for the same period in 2007.

 NBT President and CEO Martin Dietrich said: “Although 2008 presented many challenges for the financial services industry and the economy in general, I am extremely pleased with the record earnings we achieved in this difficult environment.  While the current financial crisis has caused many banks to struggle, we were able to post record diluted earnings per share of $1.80 and record net income of $58.4 million.  In addition, the return on our stock, including reinvested dividends, was up over 26% as of December 31, 2008, compared with December 31, 2007.  Our strong 2008 performance can be attributed to many factors, including growth in net interest income resulting from strategic management of our earning assets and interest bearing liabilities.  Our net interest margin was 3.95% in 2008, compared with 3.61% for 2007.  In addition, our efforts to grow our noninterest income resulted in a 20.1% increase over 2007.  We have also seen several asset quality indicators improve from 2007.  Our nonperforming assets were down approximately 12.8% from 2007, and net charge-offs were down approximately 14.0% from last year.  During 2008, we continued our controlled growth initiative by opening three new branches within our footprint.  While 2009 may be a very challenging year given the economic environment, I am confident in our ability to successfully navigate through the challenges ahead and deliver long-term value to our shareholders and customers.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at December 31, 2008 were $26.5 million or 0.73% of total loans and leases compared with $30.6 million or 0.88% at December 31, 2007.  The decrease in nonperforming loans at December 31, 2008 from December 31, 2007 was primarily the result of net charge-offs during the 12 month period ending December 31, 2008 related to two large commercial loans, both of which had been previously identified and reserved for in 2007.  The allowance for loan and lease losses totaled $58.6 million at December 31, 2008, compared with $54.2 million at December 31, 2007.

The Company recorded a provision for loan and lease losses of $27.2 million for the year ended December 31, 2008, compared with $30.1 million for the 12 months ended December 31, 2007.  Net charge-offs totaled $22.8 million for the 12 months ended December 31, 2008, down from $26.5 million for the same period a year ago.  The decrease in net charge-offs for the 12 months ended December 31, 2008 was due primarily to charge-offs in 2007 related to one large commercial real estate loan.  Net charge-offs to average loans and leases for the 12 months ended December 31, 2008 were 0.64%, compared with 0.77% for the 12 months ended December 31, 2007.

The Company recorded a provision for loan and lease losses of $7.7 million during the fourth quarter of 2008 compared with $13.4 million for the three months ending December 31, 2007.  The decrease in the provision for loan and lease losses for the three months ended December 31, 2008, compared with the three months ended December 31, 2007, was due primarily to the provision in the fourth quarter of 2007 related to one large commercial non-real estate loan.  Net charge-offs totaled $5.0 million for the three month period ending December 31, 2008, down from $14.1 million for the three months ended December 31, 2007.  The decrease in net charge-offs for the three months ended December 31, 2008, compared with the three months ended December 31, 2007, was due primarily to charge-offs in the fourth quarter of 2007 related to the aforementioned commercial real estate loan.  Annualized net charge-offs to average loans and leases for the three months ended December 31, 2008 were 0.54%, compared with 1.62% for the three months ended December 31, 2007.  The Company’s allowance for loan and lease losses was 1.60% of loans and leases at December 31, 2008, compared with 1.57% at December 31, 2007.

Net Interest Income

Net interest income was up 12.7% to $186.0 million for the year ended December 31, 2008, compared with $165.0 million for the year ended December 31, 2007. The Company’s fully taxable equivalent (FTE) net interest margin increased from 3.61% for the year ended December 31, 2007 to 3.95% for the year ended December 31, 2008.  In addition, the Company experienced a 2.8% growth in average earning assets for the year ended December 31, 2008, compared with the year ended December 31, 2007, due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 41 basis points, the yield on interest bearing liabilities declined 88 basis points, which contributed to the increase in the net interest margin from the 12 months ended December 31, 2007.  The yield on money market deposit accounts declined from 3.38% for the 12 months ended December 31, 2007 to 1.85% for the 12 months ended December 31, 2008, while the yield on time deposits decreased 86 basis points for the same period.  The yield on short term borrowings declined 245 basis points for the 12 months ended December 31, 2008, compared with the 12 months ended December 31, 2007, as a result of the 400 basis point drop in the Federal Reserve’s target for the federal funds rate from 4.25% at December 31, 2007 to 0.25% at December 31, 2008.

Net interest income was up 16.9% to $48.9 million for the three months ended December 31, 2008 compared with $41.9 million for the three months ended December 31, 2007. The Company’s FTE net interest margin increased from 3.61% for the three months ended December 31, 2007 to 4.06% for the three months ended December 31, 2008.  In addition, the Company experienced a 3.7% growth in average earning assets for the three months ending December 31, 2008, compared with the three months ending December 31, 2007, due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 51 basis points, the yield on interest bearing liabilities declined 113 basis points, which contributed to the increase in the net interest margin for the three months ended December 31, 2008, compared with the same period for 2007.  The yield on money market deposit accounts declined from 3.24% for the three months ended December 31, 2007 to 1.61% for the three months ended December 31, 2008, while the yield on time deposits decreased 124 basis points for the same period.  The yield on short term borrowings declined 344 basis points for the three months ended December 31, 2008, compared with the three months ended December 31, 2007, as a result of the aforementioned 400 basis point drop in the Federal Reserve’s target for the federal funds rate.

Noninterest Income

Noninterest income for the year ended December 31, 2008 was $71.7 million, up $12.0 million or 20.1% from $59.7 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in service charges on deposit accounts and ATM and debit card fees, which collectively increased $6.0 million due to various initiatives in 2008.  In addition, trust administration income increased $0.8 million for the year ended December 31, 2008, compared with the same period in 2007.  This increase stems primarily from an increase in customer accounts resulting from successful business development.  Broker/dealer and insurance revenue increased approximately $4.5 million for the year ended December 31, 2008, primarily due to the acquisition of Mang Insurance Agency, LLC during the third quarter of 2008.  Other noninterest income increased $0.7 million for the year ended December 31, 2008, compared with the same period in 2007.  This increase was due primarily to a death benefit realized during the fourth quarter of 2008 from a life insurance policy.  Net securities gains for the 12 month period ending December 31, 2008 were $1.5 million, compared with $2.1 million for the 12 month period ending December 31, 2007.  Excluding the effects of these securities transactions, noninterest income increased $12.6 million, or 21.9%, for the 12 months ended December 31, 2008, compared with 2007.

Noninterest income for the three months ended December 31, 2008 was $20.2 million, up $3.7 million or 22.7% from $16.5 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in broker/dealer and insurance revenue of approximately $2.9 million for the three month period ended December 31, 2008, due primarily to revenue generated by the aforementioned acquisition of Mang Insurance Agency, LLC.  Other noninterest income increased $0.8 million for the three month period ended December 31, 2008, compared with the same period in 2007.  This increase was due primarily to the aforementioned death benefit realized during the fourth quarter of 2008 from a life insurance policy.  Net securities losses for the three month period ending December 31, 2008 were nominal, compared with $0.6 million in net securities gains during the three month period ending December 31, 2007.  Excluding the effects of these securities transactions, noninterest income increased $4.4 million, or 27.5%, for the three months ended December 31, 2008, compared with the same period in 2007.

Noninterest Expense and Income Tax Expense

Noninterest expense for the year ended December 31, 2008 was $146.8 million, up from $122.5 million for the same period in 2007.  Salaries and employee benefits increased $11.6 million, or 19.6%, for the year ended December 31, 2008, compared with the same period in 2007.  This increase was due primarily to increases in full time equivalent employees during 2008 and reduced levels of incentive compensation in 2007 compared with 2008.  The increase in full time equivalent employees was largely due to new branch activity and the aforementioned acquisition.  Occupancy, equipment and data processing and communications expenses were $34.0 million for the year ended December 31, 2008, up $3.5 million, or 11.7%, from $30.5 million for the year ended December 31, 2007.  This increase was due primarily to an increase in expenses related to new branch activity during the past year.  Professional fees and outside services increased $1.3 million for the year ended December 31, 2008, compared with the same period in 2007, due primarily to increases in legal and audit fees incurred in 2008, as well as increases in fees related to the aforementioned noninterest income initiatives.  Loan collection and other real estate owned expenses were $2.5 million for the year ended December 31, 2008, up from $1.6 million for same period in 2007.  The Company recorded an other than temporary impairment charge on lease residual assets totaling $2.0 million during the third quarter of 2008 as a result of declines in the fair value of lease residual assets associated with certain leased vehicles.  Other operating expenses were $19.2 million for the year ended December 31, 2008, up $4.2 million from $15.0 million for the year ended December 31, 2007.  This increase resulted primarily from losses incurred from sales of certain returned lease vehicles totaling approximately $1.4 million during the period due to reduced values of those vehicles.  In addition, Federal Deposit Insurance Corporation (“FDIC”) insurance premiums increased approximately $1.4 million for the year ended December 31, 2008, compared with the same period in 2007.    Income tax expense for the year ended December 31, 2008 was $25.4 million, up from $21.8 million for the same period in 2007.  The effective rates were 30.3% and 30.2% for the years ended December 31, 2008 and 2007, respectively.

Noninterest expense for the three months ended December 31, 2008 was $40.3 million, up from $32.4 million for the same period in 2007.  Salaries and employee benefits increased $6.0 million, or 40.8%, for the three months ended December 31, 2008, compared with the same period in 2007.  This increase was due primarily to increases in full time equivalent employees during 2008 and reduced levels of incentive compensation in 2007.  Occupancy, equipment and data processing and communications expenses were $8.6 million for the three months ended December 31, 2008, up $0.9 million, or 11.4%, from $7.7 million for the three months ended December 31, 2007.  This increase was due primarily to an increase in expenses related to the aforementioned branch openings.  Other operating expenses were $5.5 million for the three months ended December 31, 2008, up $0.9 million from $4.6 million for the three months ended December 31, 2007.  This increase resulted primarily from an increase in FDIC insurance premiums of approximately $0.7 million for the three month period ending December 31, 2008, compared with the same period in 2007.  Income tax expense for the three month period ended December 31, 2008 was $6.2 million, up from $3.5 million for the same period in 2007.  The effective rates were 29.5% and 28.1% for the three month periods ended December 31, 2008 and 2007, respectively.

Balance Sheet

Total assets were $5.3 billion at December 31, 2008, up $134.3 million or 2.6% from $5.2 billion at December 31, 2007.  Loans and leases were $3.7 billion at December 31, 2008, up $196.1 million or 5.7% from $3.5 billion at December 31, 2007. The increase in loans and leases at December 31, 2008, compared with December 31, 2007, was due in large part to an increase in consumer loans of approximately $186.5 million.  Total deposits were $3.9 billion at December 31, 2008, up $51.2 million or 1.3% from December 31, 2007.  The increase from December 31, 2007 was due in large part to a $271.3 million, or 16.8%, increase in NOW, savings and money market accounts, partially offset by a $238.9 million decrease in time deposits.  Stockholders’ equity was $431.8 million, representing a total equity to total assets ratio of 8.09% at December 31, 2008, compared with $397.3 million or a total equity to total assets ratio of 7.64% at December 31, 2007.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 272,840 shares of its common stock during the year ended December 31, 2008, for a total of $5.9 million at an average price of $21.77 per share.  There were no shares purchased during the three month period ended December 31, 2008.  At December 31, 2008, there were 1,203,040 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a 2009 first quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on March 15, 2009, to shareholders of record as of March 1, 2009.

2009 Outlook

While the Company reported record earnings for 2008, it anticipates that current global economic conditions and challenges in the financial services industry may negatively impact earnings in 2009. In particular, the Company currently expects that in 2009:

• premiums paid to the Federal Deposit Insurance Corporation will increase significantly;

• pension and postretirement expenses will increase significantly;

• revenue from Federal Home Loan Bank dividends may decrease significantly;

• payments representing interest and principal on currently outstanding loans and investments will most likely be reinvested at rates that are lower than the rates on currently outstanding loans and investments; and

• the economy may have an adverse affect on asset quality indicators and the provision for loan and lease losses, and therefore credit costs, which have trended higher in recent years are not expected to decline until economic indicators improve.

Due to current uncertainty in economic conditions and the financial services industry in general, it is particularly difficult to estimate certain revenues, expenses and other related matters.  There may be factors in addition to those identified above that impact 2009 results.  For a discussion of risks and uncertainties that could impact the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Corporate Overview

NBT Bancorp, Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $5.4 billion at December 31, 2008. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through three financial services companies.  NBT Bank, N.A. has 122 locations, including 84 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania.  EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm.   Mang Insurance Agency, LLC, based in Binghamton, NY, is a full-service insurance agency.  More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.hathawayagency.com, www.epic1st.com and www.manginsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

			Net	Percent
	2008	2007	Change	Change
	(dollars in thousands, except per share data)

Three Months Ended December 31,
Net Income	$14,897	$8,985	$5,912	66%
Diluted Earnings Per Share	$0.45	$0.28	$0.17	61%
Weighted Average Diluted Common Shares Outstanding	32,758,405	32,398,179	360,226	1%
Return on Average Assets (1)	1.11%	0.69%	0.42%	61%
Return on Average Equity (1)	13.88%	9.06%	4.82%	53%
Net Interest Margin (2)	4.06%	3.61%	0.45%	12%

Twelve Months Ended December 31,
Net Income	$58,353	$50,328	$8,025	16%
Diluted Earnings Per Share	$1.80	$1.51	$0.29	19%
Weighted Average Diluted Common Shares Outstanding	32,427,193	33,421,078	-993,885	-3%
Return on Average Assets	1.11%	0.98%	0.13%	13%
Return on Average Equity	14.16%	12.60%	1.56%	12%
Net Interest Margin (2)	3.95%	3.61%	0.34%	9%

Asset Quality	December 31,	December 31,
	2008	2007
Nonaccrual Loans	$24,191	$29,697
90 Days Past Due and Still Accruing	$2,305	$882
Total Nonperforming Loans	$26,496	$30,579
Other Real Estate Owned	$665	$560
Total Nonperforming Assets	$27,161	$31,139
Past Due Loans	$33,098	$25,914
Allowance for Loan and Lease Losses	$58,564	$54,183
Year-to-Date (YTD) Net Charge-Offs	$22,800	$26,498
Allowance for Loan and Lease Losses to Total Loans and Leases	1.60%	1.57%
Total Nonperforming Loans to Total Loans and Leases	0.73%	0.88%
Total Nonperforming Assets to Total Assets	0.51%	0.60%
Past Due Loans to Total Loans and Leases	0.91%	0.75%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	221.03%	177.19%
Net Charge-Offs to YTD Average Loans and Leases	0.64%	0.77%

Capital
Equity to Assets	8.09%	7.64%
Book Value Per Share	$13.24	$12.29
Tangible Book Value Per Share	$9.01	$8.78
Tier 1 Leverage Ratio	7.17%	7.14%
Tier 1 Capital Ratio	9.75%	9.85%
Total Risk-Based Capital Ratio	11.00%	11.10%

Quarterly Common Stock Price	2008		2007		2006
Quarter End	High	Low	High	Low	High	Low
March 31	$23.65	$17.95	$25.81	$21.73	$23.90	$21.02
June 30	25.00	20.33	23.45	21.80	23.24	21.03
September 30	36.47	19.05	23.80	17.10	24.57	21.44
December 31	30.83	21.71	25.00	20.58	26.47	22.36

(1)  Annualized
(2)  Calculated on a FTE basis

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

			Net	Percent
	2008	2007	Change	Change
	(dollars in thousands, except per share data)
Balance Sheet as of December 31,
Loans and Leases	$3,651,911	$3,455,851	$196,060	6%
Earning Assets	$4,933,099	$4,783,519	$149,580	3%
Total Assets	$5,336,088	$5,201,776	$134,312	3%
Deposits	$3,923,258	$3,872,093	$51,165	1%
Stockholders’ Equity	$431,845	$397,300	$34,545	9%

Average Balances
Three Months Ended December 31,
Loans and Leases	$3,634,346	$3,441,150	$193,196	6%
Securities Available For Sale (excluding unrealized gains or losses)	$1,117,469	$1,144,639	$(27,170)	-2%
Securities Held To Maturity	$140,141	$143,999	$(3,858)	-3%
Regulatory Equity Investment	$39,751	$35,073	$4,678	13%
Short-Term Interest Bearing Accounts	$17,151	$8,015	$9,136	114%
Total Earning Assets	$4,948,858	$4,772,876	$175,982	4%
Total Assets	$5,349,609	$5,148,099	$201,510	4%
Interest Bearing Deposits	$3,267,893	$3,273,248	$(5,355)	0%
Non-Interest Bearing Deposits	$695,696	$656,784	$38,912	6%
Short-Term Borrowings	$181,032	$282,296	$(101,264)	-36%
Long-Term Borrowings	$708,867	$477,190	$231,677	49%
Total Interest Bearing Liabilities	$4,157,792	$4,032,734	$125,058	3%
Stockholders’ Equity	$426,918	$393,333	$33,585	9%

Average Balances
Twelve Months Ended December 31,
Loans and Leases	$3,567,299	$3,425,318	$141,981	4%
Securities Available For Sale (excluding unrealized gains or losses)	$1,113,810	$1,134,837	$(21,027)	-2%
Securities Held To Maturity	$149,775	$144,518	$5,257	4%
Regulatory Equity Investment	$39,735	$34,022	$5,713	17%
Short-Term Interest Bearing Accounts	$9,190	$8,395	$795	9%
Total Earning Assets	$4,879,809	$4,747,090	$132,719	3%
Total Assets	$5,264,655	$5,109,587	$155,068	3%
Interest Bearing Deposits	$3,239,029	$3,273,332	$(34,303)	-1%
Non-Interest Bearing Deposits	$682,656	$639,423	$43,233	7%
Short-Term Borrowings	$223,830	$280,162	$(56,332)	-20%
Long-Term Borrowings	$638,882	$459,439	$179,443	39%
Total Interest Bearing Liabilities	$4,101,741	$4,012,933	$88,808	2%
Stockholders’ Equity	$412,102	$399,299	$12,803	3%

NBT Bancorp Inc. and Subsidiaries	December 31,	December 31,
Consolidated Balance Sheets (unaudited)	2008	2007
(in thousands)

ASSETS
Cash and due from banks	$107,409	$155,495
Short term interest bearing accounts	2,987	7,451
Securities available for sale, at fair value	1,119,665	1,132,230
Securities held to maturity (fair value of $141,308 and $149,519 at December 31, 2008 and December 31, 2007, respectively)	140,209	149,111
Federal Reserve and Federal Home Loan Bank stock	39,045	38,102
Loans and leases	3,651,911	3,455,851
Less allowance for loan and lease losses	58,564	54,183
Net loans and leases	3,593,347	3,401,668
Premises and equipment, net	65,241	64,042
Goodwill	114,838	103,398
Intangible assets, net	23,367	10,173
Bank owned life insurance	46,030	43,614
Other assets	83,950	96,492
TOTAL ASSETS	$5,336,088	$5,201,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$685,495	$666,698
Savings, NOW, and money market	1,885,551	1,614,289
Time	1,352,212	1,591,106
Total deposits	3,923,258	3,872,093
Short-term borrowings	206,492	368,467
Long-term debt	632,209	424,887
Trust preferred debentures	75,422	75,422
Other liabilities	66,862	63,607
Total liabilities	4,904,243	4,804,476

Total stockholders' equity	431,845	397,300

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,336,088	$5,201,776

	Three months ended		Twelve months ended
NBT Bancorp Inc. and Subsidiaries	December 31,		December 31,
Consolidated Statements of Income (unaudited)	2008	2007	2008	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,164	$60,817	$232,155	$242,497
Securities available for sale	13,434	13,971	54,048	54,847
Securities held to maturity	1,253	1,458	5,588	5,898
Other	436	736	2,623	2,875
Total interest, fee and dividend income	73,287	76,982	294,414	306,117
Interest expense:
Deposits	16,371	26,578	76,132	106,574
Short-term borrowings	382	3,048	4,847	12,943
Long-term debt	6,401	4,233	22,642	16,486
Trust preferred debentures	1,200	1,270	4,747	5,087
Total interest expense	24,354	35,129	108,368	141,090
Net interest income	48,933	41,853	186,046	165,027
Provision for loan and lease losses	7,721	13,440	27,181	30,094
Net interest income after provision for loan and lease losses	41,212	28,413	158,865	134,933
Noninterest income:
Trust	1,685	1,584	7,278	6,514
Service charges on deposit accounts	7,266	7,142	28,143	22,742
ATM and debit card fees	2,176	2,089	8,832	8,185
Broker/dealer and insurance revenue	3,915	1,052	8,726	4,255
Net securities (losses) gains	(8)	613	1,535	2,113
Bank owned life insurance income	993	480	2,416	1,831
Retirement plan administration fees	1,468	1,557	6,308	6,336
Other	2,735	1,973	8,468	7,723
Total noninterest income	20,230	16,490	71,706	59,699
Noninterest expense:
Salaries and employee benefits	20,633	14,654	71,159	59,516
Office supplies and postage	1,354	1,136	5,346	5,120
Occupancy	3,385	2,948	13,781	11,630
Equipment	1,944	1,855	7,539	7,422
Professional fees and outside services	2,651	3,295	10,476	9,135
Data processing and communications	3,254	2,899	12,694	11,400
Amortization of intangible assets	874	413	2,105	1,645
Loan collection and other real estate owned	692	597	2,494	1,633
Impairment on lease residual assets	-	-	2,000	-
Other operating	5,511	4,607	19,219	15,016
Total noninterest expense	40,298	32,404	146,813	122,517
Income before income taxes	21,144	12,499	83,758	72,115
Income taxes	6,247	3,514	25,405	21,787
Net income	$14,897	$8,985	$58,353	$50,328
Earnings Per Share:
Basic	$0.46	$0.28	$1.81	$1.52
Diluted	$0.45	$0.28	$1.80	$1.51

NBT Bancorp Inc. and Subsidiaries	4Q	3Q	2Q	1Q	4Q
Quarterly Consolidated Statements of Income (unaudited)	2008	2008	2008	2008	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,164	$58,154	$57,220	$58,617	$60,817
Securities available for sale	13,434	13,451	13,417	13,746	13,971
Securities held to maturity	1,253	1,343	1,478	1,514	1,458
Other	436	673	739	775	736
Total interest, fee and dividend income	73,287	73,621	72,854	74,652	76,982
Interest expense:
Deposits	16,371	18,351	18,712	22,698	26,578
Short-term borrowings	382	763	1,362	2,340	3,048
Long-term debt	6,401	6,310	5,629	4,302	4,233
Trust preferred debentures	1,200	1,154	1,146	1,247	1,270
Total interest expense	24,354	26,578	26,849	30,587	35,129
Net interest income	48,933	47,043	46,005	44,065	41,853
Provision for loan and lease losses	7,721	7,179	5,803	6,478	13,440
Net interest income after provision for loan and lease losses	41,212	39,864	40,202	37,587	28,413
Noninterest income:
Trust	1,685	1,720	2,099	1,774	1,584
Service charges on deposit accounts	7,266	7,414	6,938	6,525	7,142
ATM and debit card fees	2,176	2,334	2,225	2,097	2,089
Broker/dealer and insurance fees	3,915	2,338	1,366	1,107	1,052
Net securities (losses) gains	(8)	1,510	18	15	613
Bank owned life insurance income	993	491	480	452	480
Retirement plan administration fees	1,468	1,461	1,671	1,708	1,557
Other	2,735	1,694	1,622	2,417	1,973
Total noninterest income	20,230	18,962	16,419	16,095	16,490
Noninterest expense:
Salaries and employee benefits	20,633	16,850	16,906	16,770	14,654
Office supplies and postage	1,354	1,322	1,331	1,339	1,136
Occupancy	3,385	3,359	3,427	3,610	2,948
Equipment	1,944	1,908	1,862	1,825	1,855
Professional fees and outside services	2,651	2,205	2,521	3,099	3,295
Data processing and communications	3,254	3,155	3,115	3,170	2,899
Amortization of intangible assets	874	462	378	391	413
Loan collection and other real estate owned	692	505	730	567	597
Impairment on lease residual assets	-	2,000	-	-	-
Other operating	5,511	5,292	5,153	3,263	4,607
Total noninterest expense	40,298	37,058	35,423	34,034	32,404
Income before income taxes	21,144	21,768	21,198	19,648	12,499
Income taxes	6,247	6,685	6,541	5,932	3,514
Net income	$14,897	$15,083	$14,657	$13,716	$8,985
Earnings per share:
Basic	$0.46	$0.47	$0.46	$0.43	$0.28
Diluted	$0.45	$0.46	$0.45	$0.43	$0.28